SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT
                 -----------------------------------------------


     THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is entered into as of the 5th day of May, 1999, by and between MGI PROPERTIES, a trust organized and existing under the laws of the Commonwealth of Massachusetts ("MGI") for itself and as agent for each of the entities more particularly described on Schedule 1 attached hereto (MGI and each such entity are collectively, the "Sellers") and BCIA FUNDING CORP., a Massachusetts corporation ("Purchaser").

                                    RECITALS
                                    --------

A. Reference is made to a certain Purchase and Sale Agreement by and between Sellers as the "Sellers" and Purchaser as the "Purchaser," dated as of March 12, 1999 (the "Original P&S Agreement").

B. The Original P&S Agreement was amended by a certain Amendment to Purchase and Sale Agreement, dated as of March 28, 1999, provided, however, that such date was a scrivener's error, and such Amendment was actually entered into on April 28, 1999 (the "First Amendment"). The Original P&S Agreement, as amended by the First Amendment, shall be referred to herein as the "P&S Agreement."

C. The parties wish to memorialize certain events which have taken place to date with respect to the transaction contemplated by the P&S Agreement and to provide for certain additional terms as more particularly set forth herein.

                                    AGREEMENT
                                    ---------

     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser hereby agree as follows:

1. RECITALS; Capitalized Terms. All of the foregoing Recitals to this Amendment are true and correct and are hereby incorporated in and made a part of this Amendment to the same extent as if herein set forth in full. All capitalized terms not otherwise modified or defined herein shall have the same respective meanings ascribed to them in the P&S Agreement.

2. PURCHASER'S SATISFACTION OF DUE DILIGENCE. The parties hereby acknowledge that the execution and delivery of this Agreement by the parties shall constitute delivery of Purchaser's written notice to Sellers of its approval and unconditional waiver of the conditions set forth in Subsection 4.2.(a)(i) of the P&S Agreement. Simultaneously with the
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execution and delivery of this Amendment, Purchaser shall deliver the Additional
Deposit in accordance with the terms of the P&S Agreement.

3. PURCHASE PRICE. The Purchase Price is hereby reduced by Six Million Four Hundred Fifty Eight Thousand Two Hundred and Ninety One Dollars ($6,458,291) to Four Hundred Three Million Five Hundred Forty One Thousand Seven Hundred and Nine Dollars ($403,541,709). Seller hereby reserves all rights to all claims, causes of action, remedies and damages that Seller may have against Navisite or any of its affiliates with respect to such lease for the Property located at Two Andover Tech Center and Purchaser hereby acknowledges such reservation and releases all right, title and interest in any such claims, causes of action, remedies and damages that it may have. The parties acknowledge and agree that Three Million Five Hundred Sixty Thousand Dollars ($3,560,000) of the price reduction set forth above is attributable to the loss of rental income from the anticipated lease with Navisite for the Property located at Two Andover Tech Center.

4. TENANT ESTOPPEL CERTIFICATES. Purchaser hereby acknowledges that the condition to Purchaser's obligations to close contained in Section 4.1(d) has been satisfied or waived by Purchaser. Notwithstanding the foregoing, Seller agrees that Purchaser shall receive a credit against the Purchase Price for the each of the amounts set forth below with respect to issues raised by the tenants listed below, provided however, that the amount of such credit shall be (i) reduced by any amounts expended by Sellers to address the issues raised by such tenants, as evidenced to Purchaser's reasonable satisfaction, or (ii) reduced to zero if Seller provides a "clean" estoppel from tenant which does not raise the issue giving rise to such credit.

Tenant                      Property                  Maximum Credit Amount
--------------------------------------------------------------------------------
Cambridge Associates              One Winthrop Square       $15,885
Dean Witter Reynolds, Inc.        1155 Elm Street           $37,960
Smith Barney, Inc.                1155 Elm Street           $ 5,000
Fleet                             1155 Elm Street           $ 5,000(*)
Seaboard Internat'l               22 Cotton Road            $ 2,500
Biscom                            321 Billerica Rd.         $ 5,300
Sudan                             Two Portland              $ 1,300

5. SERVICE CONTRACTS. Purchaser hereby acknowledges and agrees that, except for the property management contracts (which are addressed in Section 6 hereof),


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(*)  This  amount is on account of  potentially  disputed  CAM  charges and real estate taxes for years prior to 1999 and shall be paid in lieu of any other adjustment for years prior to 1999. Seller shall assign to Purchaser at Closing any claims it has against 1155 Elm Street LLC, Seller's predecessor in title, regarding any such disputed claims for years prior to 1998.

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
Purchaser has not requested Sellers to terminate any of the Service Contracts, including, without limitation, all of the service, equipment, supply, or maintenance agreements delivered or made available to Purchaser during the Inspection Period. Accordingly all such contracts shall be assumed by Purchaser at Closing and shall constitute Assumed Service Contracts under the P&S Agreement. During the remaining term of this Agreement, Seller shall not enter into any new service contract nor any amendments of or modifications to the existing Service Contracts (each a "New Service Contract") with respect to the Properties which is not terminable at Closing without the prior written consent of Purchaser, which consent shall not be unreasonably withheld and which shall be deemed granted if Purchaser does not respond within three (3) Business Days after delivery of any written request for consent setting forth the business terms of the proposed service contract or enclosing a copy of the proposed service contract. All such New Service Contracts which have been consented to or deemed consented to shall constitute Assumed Service Contracts under the P&S Contract.

6. PROPERTY MANAGEMENT CONTRACTS. Without limiting any other term of the P&S Agreement or of this Amendment, Purchaser acknowledges that it has received and reviewed all of the property management contracts currently in effect with respect to the Properties.

    (a) Seller agrees that it shall terminate all existing property management contracts between any Seller and MGI Property Management, Inc.

    (b)  Purchaser   acknowledges  and  agrees  that  the  property  management contract between MGI Portland Management Company, a Maine corporation ("Portland Management Co.") and One Portland Square Condominium Association ("Portland Square Management Contract") shall not be terminated prior to the Closing and that at Purchaser's option to be exercised not less than ten (10) Business Days prior to the Closing, Sellers shall transfer to Purchaser all of the outstanding stock in Portland Management Co. free and clear of any liens or encumbrances. Sellers represent and warrant to Purchaser that there are no other assets or liabilities of Portland Management Co. other than the Portland Management Contract and personal property and vendor contracts entered into by Portland Management Co. in the satisfaction of its obligations under the Portland Square Management Contract and that to Seller's knowledge, there are no defaults under the Portland Square Management Contract.

     (c) The parties acknowledge and agree that the property management contracts with unaffiliated third parties for (i) all three (3) of the Properties located in Forge Park, Franklin, Massachusetts and (ii) all three (3) of the Properties located in Connecticut shall be terminated as of the Closing Date. All three of the property management contracts for Properties located on Southborough Drive in South Portland, Maine shall not be terminated by Sellers prior to Closing and shall constitute "Assumed Contracts" under the P&S Agreement.

7. NEW LEASES. Purchaser hereby acknowledges and agrees that it has received and consented or deemed to have consented to each of the Leases set forth on Exhibit A attached hereto, all of which constitute "Approved Leases" under the P&S Agreement.

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

8. CONSTRUCTION CONTRACTS AND NEW LEASE COSTS. Attached hereto as Exhibit C are addenda to Exhibit R and Exhibit L to the P&S Agreement, which are hereby incorporated in and become a part of Exhibit R and Exhibit L, respectively under the P&S Agreement for all purposes.

9. POLAND SPRINGS LEASE TRANSACTION. With respect to the Property located at 375 Paramount Drive, Raynham, Massachusetts ("375 Paramount"), the parties acknowledge that Sellers are currently negotiating a lease with Poland Springs Corporation and that it will be a condition of such lease that Sellers acquire a certain one acre parcel located adjacent to 375 Paramount. Sellers shall not enter into a purchase and sale agreement for such adjacent land without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed. If prior to the Closing, Sellers have entered into such purchase and sale agreement, then at the Closing, Purchaser shall reimburse Sellers for all third party costs and expenses reasonably incurred by Sellers in connection with such purchase, including, without limitation, all deposits, the purchase price paid if the adjacent land is acquired prior to the Closing, all diligence, engineering and legal costs and shall assume all other costs and expenses in connection with such purchase which Sellers have incurred. In any event, at Closing Purchaser shall reimburse Sellers for any and all costs and expenses incurred with respect to such transaction for which Purchaser has provided prior approval. If the acquisition of such adjacent land has not closed by the Closing, Sellers shall assign its rights and obligations under the purchase and sale agreement to Purchaser and Purchaser shall assume all obligations of Sellers thereunder. If the adjacent parcel is acquired by Sellers prior to the Closing, Sellers shall convey such adjacent land to Purchaser at the Closing subject to only those liens and encumbrance (other than mortgage liens) which existed at the time of Sellers' acquisition of such parcel.

10.  SPRINT  LEASE.  Seller  is  currently   negotiating  a  lease  with  Sprint
Communications Company LP for the Property located at 1155 Elm Street, Manchester, New Hampshire. For purposes of Section 10.1(c)(ii) of the P&S Agreement, the effective date of such lease shall be deemed to be after June 1, 1999 notwithstanding that the actual effective date may be prior thereto.

11. MGI LEASE. Attached hereto as EXHIBIT B is a term sheet for MGI's existing space in the property located at One Winthrop Square, Boston, Massachusetts. The term sheet is hereby modified with respect to the term of the lease, which shall be for eighteen (18) months, with MGI having the right to terminate the lease at any time upon six (6) months prior written notice, and the amount of rent, which shall be $35 per square foot for the first twelve (12) months and $38 per square foot for the last six (6) months; provided, however, the rent for the 1,000 square feet of storage space shall be $12.50 per square foot. The parties shall in good faith negotiate a definitive lease agreement based upon such term sheet as modified in this Section 13 and using MGI's existing form lease for such Property within twenty-one (21) days after the date of this Agreement. At the Closing, such lease shall be executed and delivered by Purchaser as the landlord and MGI as the tenant.

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

12. MGI OPTION PARCEL INC. At the Closing, MGI, as agent for or on behalf of MGI Option Parcel Inc.("MGI Option"), shall assign to Purchaser all of MGI Option's rights to acquire land in Hopkinton, Massachusetts and Portland, Maine to the extent assignable, without any representation or warranty or at Purchaser's option to be exercised not less than ten (10) Business Days prior to the Closing, Sellers shall transfer to Purchaser all of the outstanding stock of MGI Option free and clear of any liens or encumbrances. Sellers represent and warrant to Purchaser that MGI owns the stock of MGI Option free and clear of any liens or encumbrances and that to Seller's knowledge, there are no defaults under the agreements pursuant to which MGI Option holds rights to acquire land in Hopkinton, Massachusetts and Portland, Maine.

13. HEXALON PARKING AGREEMENT. Seller hereby agrees to assign, and Purchaser hereby agrees to assume, all of Seller's rights and obligations under that certain agreement entitled "Monthly Parking Agreement," dated June 1, 1993 between Hexalon Real Estate, Inc. and MGI Winthrop Associates, Inc., to the extent assignable, without any representation or warranty.

14. EXHIBIT E - LEASES. Attached hereto as Exhibit D is a true, complete, correct and current copy of the List of Leases and the List of Licenses attached to the P&S as Exhibit E which is hereby substituted for the List of Leases and the List of Licenses previously attached to the P&S Agreement.

15.  GENERAL PROVISIONS.

a) Except as set forth in this Amendment, the P&S Agreement remains unmodified and in full force and effect.

b) This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. This Amendment shall run to, be binding upon, and inure to the benefit of all successors and assigns of the parties hereto. The captions used in this Amendment are for convenience only, and are not part of this Amendment and do not limit, describe or amplify the terms, provisions or scope of this Amendment. Each party hereto agrees to execute such documents and take such acts as any other party hereto may reasonably request to further effectuate the amendments and transactions contemplated hereby.

c) This Amendment may be executed in one or more counterparts, each of which counterpart when executed and delivered shall be deemed an original, binding upon all of the parties hereto, notwithstanding that each of them is not a signatory to the same counterpart and all of which counterparts taken together, shall constitute one and the same instrument. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Each party hereto represents and warrants that it has all requisite power and authority to execute and deliver this Amendment and that the person executing the Amendment on its behalf is duly authorized to execute this Amendment on such party's behalf.



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

     Executed as an instrument under seal as of the date and year first written above.



                                          SELLERS:

                                          MGI Properties, for itself and as duly
                                          authorized agent for each of the named
                                          Sellers



                                          By: /s/ Karl W. Weller
                                             -----------------------------------
                                             Karl W. Weller
                                             Senior Vice President

                                          PURCHASER:

                                          BCIA Funding Corp.



                                          By: /s/William H. Kremer
                                             -----------------------------------
                                             William H. Kremer
                                             Managing Director


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

                                   SCHEDULE 1

                               Identity of Sellers
                               -------------------

MGI Winthrop Associates, Inc.
MGI Ten Winthrop Square, Inc.
MGI One Portland Square, Inc.
MGI Two Portland Square, Inc.
MGI Elm Street, Inc.
MGI 33 Broad Street, Inc.
MGI Glastonbury Corp.
MGI Crosby Drive, Inc.
MGI Chelmsford Corp.
MGI Point West Corp.
6 TSC, Inc.
15 TSC, Inc.
410 Amherst Street, Inc.
MGI Bulfinch Drive, Inc.
MGI 8 Forge Park, Inc.
MGI 9 Forge Park, Inc.
MGI 15 Forge Park, Inc.
MGI 261 Cedar Hill Street, Inc.
MGI Forest Street, Inc.
MGI Harvard Street Corp.
MGI 234 Ballardvale Street, Inc.
MGI Ballardvale Corp.
MGI Research Drive Corp.
MGI 5 Wentworth Drive, Inc.
472 Amherst Street, Inc.
22 Cotton Road, Inc.
MGI One Tech Andover Corp.
MGI Andover Corp.
MGI Tech Center Corp.
MGI 175 Paramount Drive, Inc.
MGI 375 Paramount Drive, Inc.
MGI Riverside Drive, Inc.
MGI 805 Middle Corp.
MGI Federal Street, Inc.
MGI Two Federal Street, Inc.
MGI Five Federal Street, Inc.
MGI Billerica Road, Inc.
MGI 25 Porter Road, Inc.
MGI One Park West, Inc.
MGI Andover Street, Inc.
MGI Robbins Road, Inc.
MGI GLAS Two Corp.




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